Exhibit (e)(16)

OLINK HOLDING AB (publ)
AMENDED AND RESTATED 2021 INCENTIVE AWARD PLAN
2023 INTERNATIONAL RESTRICTED STOCK UNIT AWARD GRANT NOTICE

Olink Holding AB (publ), a Swedish public limited liability company (the “Company”), pursuant to its Amended and Restated 2021 Incentive Award Plan, as amended from time to time (the “Plan”), hereby grants to the holder listed below (the “Participant”), an award of restricted stock units (“Restricted Stock Units” or “RSUs”) in accordance with the percentage of the Participant’s base salary as notified to the Participant in the Equity section of the Company’s Bob HR system, at a per-unit price equal to the public price for one of the Company’s ADRs at market close on April 6, 2023. Each vested Restricted Stock Unit represents the right to receive, in accordance with the International Restricted Stock Unit Award Agreement attached hereto as Exhibit A and any additional terms and conditions, as set forth in Exhibit B, if applicable (Exhibits A and B together, the “Agreement”), such number of Shares (as defined in the Plan) or cash equal to the Fair Market Value of a Share upon vesting. This award of Restricted Stock Units is subject to all of the terms and conditions set forth herein and in the Agreement and the Plan, each of which are incorporated herein by reference, including all exhibits and attachments thereto. Unless otherwise defined herein, capitalized terms used in this International Restricted Stock Unit Award Grant Notice (the “Grant Notice”) and the Agreement shall have the same defined meanings as the terms defined in the Plan.

Vesting Commencement Date:	7 April, 2023

Vesting Schedule:	The RSUs shall vest in equal installments on each of the first four anniversaries of the Vesting Commencement Date set forth above, provided the Participant has not experienced a Termination of Service on or prior to the applicable vesting date.

Termination:	To the extent that the RSUs have not vested on the Participant’s Termination of Service, they shall terminate as of the applicable termination date.

By the Participant’s electronic acceptance on the Olink Global Shares Equity Gateway platform (the “Global Shares Platform”), the Participant agrees to be bound by the terms and conditions of the Plan, the Agreement and this Grant Notice. The Participant has reviewed the Agreement, the Plan and this Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of this Grant Notice, the Agreement and the Plan. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Agreement. The Participant further agrees hereby that, as a condition to the receipt of Shares following settlement of the RSUs, the Participant may be required to execute such other agreement, as the Administrator may determine in its sole and absolute discretion. In addition, by electronically accepting on the Global Shares Platform, as applicable, the Participant also agrees that the Company, in its sole discretion, may satisfy any withholding obligations using any method permitted under Section 10.4 of the Plan.

Exhibit A
TO INTERNATIONAL RESTRICTED STOCK UNIT AWARD GRANT NOTICE

INTERNATIONAL RESTRICTED STOCK UNIT AWARD AGREEMENT

1.1          Pursuant to the International Restricted Stock Unit Award Grant Notice (the “Grant Notice”) to which this International Restricted Stock Unit Award Agreement (together with any additional terms and conditions, as set forth in Exhibit B, if applicable, the “Agreement”) is attached, Olink Holding AB (publ), a Swedish public limited liability company (the “Company”), has granted to the Participant the number of restricted stock units (“Restricted Stock Units” or “RSUs”) set forth in the Grant Notice under the Company’s Amended and Restated 2021 Incentive Award Plan, as amended from time to time (the “Plan”). Each Restricted Stock Unit represents the right to receive either (i) one American Depositary Share or American Depositary Receipt of the Company, representing an ordinary share of Common Stock of the Company (a “Share”) or (ii) cash equal to the Fair Market Value of one Share, upon vesting of such RSU.

ARTICLE 1.

GENERAL

1.1          Defined Terms. Capitalized terms not specifically defined herein shall have the meanings specified in the Plan and Grant Notice.

1.2          Incorporation of Terms of Plan. The RSUs are subject to the terms and conditions of the Plan, which are incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.

ARTICLE 2.

GRANT OF RESTRICTED STOCK UNITS

2.1          Grant of RSUs. Pursuant to the Grant Notice and upon the terms and conditions set forth in the Plan and this Agreement, effective as of [the Grant Date set forth in the Grant Notice, the Company hereby grants to the Participant an award of RSUs under the Plan in consideration of the Participant’s continued employment with or service to the Company or any Subsidiaries and for other good and valuable consideration.

2.2          Unsecured Obligation to RSUs. Unless and until the RSUs have vested in the manner set forth in Article 2 hereof, the Participant will have no right to receive Shares (or cash equal to the Fair Market Value of such Shares) under any such RSUs. Prior to actual payment of any vested RSUs, such RSUs will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.

2.3          Vesting Schedule. Subject to Section 2.5 hereof, the RSUs shall vest and become nonforfeitable with respect to the applicable portion thereof according to the vesting schedule set forth in the Grant Notice (rounding down to the nearest whole Share).

2.4          Consideration to the Company. In consideration of the grant of the award of RSUs pursuant hereto, the Participant agrees to render faithful and efficient services to the Company or any Subsidiary.

2.5          Forfeiture, Termination and Cancellation upon Termination of Service. Upon the Participant’s Termination of Service for any or no reason, all Restricted Stock Units which have not vested prior to or in connection with such Termination of Service shall thereupon automatically be forfeited, terminated and cancelled as of the applicable termination date without payment of any consideration by the Company, and the Participant, or the Participant’s beneficiary or personal representative, as the case may be, shall have no further rights hereunder. For the avoidance of doubt, providing service during only a portion of the vesting period prior to a vesting date shall not entitle the Participant to vest in a pro-rata portion of the unvested RSUs that would have vested as of such vesting date, nor will it entitle the Participant to any compensation for the lost vesting.

2.6          Issuance of Cash or Shares upon Settlement.

(a)           As soon as administratively practicable following the vesting of any Restricted Stock Units pursuant to Section 2.3 hereof, but in no event later than thirty (30) days after such vesting date (for the avoidance of doubt, this deadline is intended to comply with the “short term deferral” exemption from Section 409A of the Code, to the extent applicable), the Company shall deliver to the Participant (or any Permitted Transferee), as determined by the Administrator in its sole discretion, either (i) a number of Shares equal to the number of RSUs subject to this Agreement that vest on the applicable vesting date or (ii) cash equal to the Fair Market Value of the Shares that vest on the applicable vesting date. Notwithstanding the foregoing, in the event Shares cannot be issued pursuant to the Plan, the Shares shall be issued pursuant to the preceding sentence as soon as administratively practicable after the Administrator determines that Shares can again be issued.

(b)          As set forth in Section 10.4 of the Plan, the Company shall have the authority and the right to deduct or withhold, or to require the Participant to remit to the Company, an amount sufficient to satisfy all applicable foreign, federal, state and local taxes and/or social security, social insurance or national insurance contributions required by law to be withheld with respect to any taxable event arising in connection with the Restricted Stock Units. The Company shall not be obligated to deliver any Shares to the Participant or the Participant’s legal representative unless and until the Participant or the Participant’s legal representative shall have paid or otherwise satisfied in full the amount of all foreign, federal, state and local taxes and/or social security, social insurance or national insurance contributions applicable to the taxable income of the Participant (a “Tax Liability” being any liability for income tax, withholding tax, fringe benefit tax and any other employment related taxes or social security, social insurance or national insurance contributions payable by or on behalf of Participant in any jurisdiction) resulting from the grant or vesting of the Restricted Stock Units or the issuance of Shares.

(c)          Participant agrees to indemnify and keep indemnified the Company, any Subsidiary and Participant’s employing company, if different, from and against any liability for or obligation to pay any portion of the Tax Liability, payable by the Company in respect of the Participant’s Tax Liability, that is attributable to (i) the vesting or settlement of, or any benefit derived by Participant from, the Restricted Stock Units, (ii) the acquisition by Participant of the Shares on settlement of the Restricted Stock Units or (iii) the disposal of any Shares.

(d)          Participant hereby acknowledges that the Company (i) makes no representations or undertakings regarding the treatment of any Tax Liabilities in connection with any aspect of the Restricted Stock Units and (ii) does not commit to and is under no obligation to structure the terms of the grant or any aspect of any Award, including the Restricted Stock Units, to reduce or eliminate Participant’s liability for Tax Liabilities or achieve any particular tax result. Furthermore, if Participant becomes subject to tax in more than one jurisdiction between the date of grant of an Award, including the Restricted Stock Units, and the date of any relevant taxable event, Participant acknowledges that the Company may be required to withhold or account for Tax Liabilities in more than one jurisdiction.

2.7          Conditions to Delivery of Shares. The Shares deliverable hereunder may be treasury Shares or issued Shares which have then been reacquired by or held on behalf the Company. Such Shares shall be fully paid and nonassessable. The Company shall not be required to issue Shares deliverable hereunder prior to fulfillment of the conditions set forth in Section 10.6 of the Plan, including without limitation, the receipt by the Company of full payment of any applicable Tax Liability.

2.8          Rights as Stockholder. The holder of the RSUs shall not be, nor have any of the rights or privileges of, a stockholder of the Company, including, without limitation, voting rights and rights to dividends, in respect of the RSUs and any Shares underlying the RSUs and deliverable hereunder unless and until such Shares shall have been issued by the Company and held of record by such holder (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Article IX of the Plan.

ARTICLE 3.

OTHER PROVISIONS

3.1           Administration. The Administrator shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon the Participant, the Company and all other interested persons. No member of the Administrator or the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, this Agreement or the RSUs.

3.2           RSUs Not Transferable. The RSUs shall be subject to the restrictions on transferability set forth in Section 10.1 of the Plan.

3.3           Tax Consultation. The Participant represents that the Participant has consulted with any tax consultants the Participant deems advisable in connection with the RSUs and the issuance of Shares with respect thereto and that the Participant is not relying on the Company for any tax advice.

3.4          Binding Agreement. Subject to the limitation on the transferability of the RSUs contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

3.5           Adjustments Upon Specified Events. The Administrator may accelerate the vesting of the RSUs in such circumstances as it, in its sole discretion, may determine. The Participant acknowledges that the RSUs are subject to adjustment, modification and termination in certain events as provided in this Agreement and Article IX of the Plan.

3.6          Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s principal office, and any notice to be given to the Participant shall be addressed to the Participant at the Participant’s last address reflected on the Company’s records. By a notice given pursuant to this Section 3.6, either party may hereafter designate a different address for notices to be given to that party. Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service (or any similar foreign entity).

3.7           Participant’s Representations. If the Shares issuable hereunder have not been registered under the Securities Act or any applicable state laws on an effective registration statement at the time of such issuance, the Participant shall, if required by the Company, concurrently with such issuance, make such written representations as are deemed necessary or appropriate by the Company and/or its counsel.

3.8          Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

3.9           Governing Law. Governing Law and Dispute Resolution. The laws of Sweden shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws. Any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity thereof, shall be finally settled by arbitration administered by the Arbitration Institute of the Stockholm Chamber of Commerce (the “SCC”).

The Rules for Expedited Arbitrations shall apply, unless the SCC in its discretion determines, taking into account the complexity of the case, the amount in dispute and other circumstances, that the Arbitration Rules shall apply. In the latter case, the SCC shall also decide whether the Arbitral Tribunal shall be composed of one or three arbitrators. The seat of arbitration shall be Stockholm, Sweden. The language to be used in the arbitral proceedings shall be English.

3.10         Conformity to Securities Laws. The Participant acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any other Applicable Law, including, without limitation, any rules or regulations of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the RSUs are granted, only in such a manner as to conform to Applicable Law. To the extent permitted by Applicable Law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such Applicable Law.

3.11        Amendment, Suspension and Termination. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator or the Board; provided, however, that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall adversely affect the RSUs in any material way without the prior written consent of the Participant.

3.12        Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth in Section 3.2 hereof, this Agreement shall be binding upon the Participant and his or her heirs, executors, administrators, successors and assigns.

3.13        Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if the Participant is subject to Section 16 of the Exchange Act, then the Plan, the RSUs and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

3.14        Not a Contract of Service Relationship. Nothing in this Agreement or in the Plan shall confer upon the Participant any right to continue to serve as an employee or other Service Provider of the Company or any of its Subsidiaries or interfere with or restrict in any way with the right of the Company or any of its Subsidiaries, which rights are hereby expressly reserved, to discharge or to terminate for any reason whatsoever, with or without cause, the services of the Participant at any time (unless otherwise required by Applicable Law or any service agreement by and between the Participant and the Participant’s employer).

3.15        Entire Agreement. The Plan, the Grant Notice and this Agreement (including all Exhibits thereto, if any) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and the Participant with respect to the subject matter hereof.

3.16         Section 409A. The RSUs are not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”). However, notwithstanding any other provision of the Plan, the Grant Notice or this Agreement, if at any time the Administrator determines that the RSUs (or any portion thereof) may be subject to Section 409A, the Administrator shall have the right in its sole discretion (without any obligation to do so or to indemnify Participant or any other person for failure to do so) to adopt such amendments to the Plan, the Grant Notice or this Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate for the RSUs either to be exempt from the application of Section 409A or to comply with the requirements of Section 409A.

3.17         Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. The Participant shall have only the rights of a general unsecured creditor of the Company and its Subsidiaries with respect to amounts credited and benefits payable, if any, with respect to the RSUs, and rights no greater than the right to receive the Shares as a general unsecured creditor with respect to RSUs, as and when payable hereunder.

3.18         Nature of Grant. By accepting the RSUs, the Participant acknowledges, understands and agrees that:

(a)           the Plan is established voluntarily by the Company, is wholly discretionary in nature and may be modified, amended, suspended, or terminated by the Company at any time, to the extent permitted by the Plan;

(b)           the grant of the RSUs is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted in the past;

(c)           all decisions with respect to future grants of RSUs or other grants, if any, will be at the sole discretion of the Company;

(d)          the RSUs and the Participant’s participation in the Plan shall not create a right of employment or other service relationship with the Company;

(e)           the RSUs and the Participant’s participation in the Plan shall not be interpreted as forming or amending an employment or service contract with the Company or the employing company (if different), and shall not interfere with the ability of the Company, the employing company (if different) or any Subsidiary, as applicable, to terminate the Participant’s employment or service relationship (if any);

(f)            the Participant is voluntarily participating in the Plan;

(g)           the RSUs and any Shares acquired under the Plan, and the income from and value of the same, are not intended to replace any pension rights or compensation;

(h)          the RSUs and any Shares acquired under the Plan, and the income from and value of the same, are not part of normal or expected compensation for any purposes, including but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, holiday pay, pension or retirement or welfare benefits or similar payments;

(i)            the future value of the Shares underlying the RSUs is unknown, indeterminable, and cannot be predicted with certainty;

(j)            no claim or entitlement to compensation or damages shall arise from forfeiture of any portion of the RSUs resulting from the Participant’s Termination of Service (for any reason whatsoever and regardless of whether or not later found to be invalid or in breach of Applicable Laws in the jurisdiction where the Participant is providing service or the terms of the Participant’s employment or other service agreement, if any);

(k)           unless otherwise agreed with the Company in writing, the RSUs and the Shares subject to the RSUs, and the income from and value of the same, are not granted as consideration for, or in connection with, the service the Participant may provide as a director of a Subsidiary;

(l)            unless otherwise provided in the Plan or by the Company in its discretion, the RSUs and the benefits evidenced by this Agreement do not create any entitlement to have the RSUs or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and

(m)          neither the Company, the employing company (if different) nor any other Subsidiary shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the U.S. dollar that may affect the value of the RSUs or of any amounts due to the Participant pursuant to the vesting of the RSUs or the subsequent sale of any Shares acquired upon settlement of the RSUs.

3.19        Data Privacy. Without limiting any other provisions of this Agreement, Section 11.8 of the Plan is hereby incorporated into this Agreement as if first set forth herein.

(a)           Data Collection and Usage. The Company collects, processes, transfers and uses personal data about the Participant that is necessary for the purpose of implementing, administering and managing the Plan. This personal data may include the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, citizenship, job title, any shares or directorships held in the Company, and details of all awards or other entitlements to Shares, granted, canceled, exercised, vested, unvested or outstanding in the Participant’s favor ("Data"), which the Company receives from the Participant or the Participant's employer (if different). If the Company offers the Participant an Award under the Plan, then the Company will collect Data for purposes of granting Awards and implementing, administering and managing the Plan and will process such Data in accordance with the Company’s then-current data privacy policies, which are made available to the Participant upon commencing employment and also available upon request. The legal basis, where required, for the processing of Data is the Participant’s consent.

(b)           Stock Plan Administration Service Providers. The Company may transfer Data to an independent stock-plan administrator and other third parties based in Ireland, or elsewhere, which assists the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share Data with another company that serves in a similar manner. The Participant understands that the recipients of the Data may be located in Ireland or elsewhere, and that the recipients’ country (e.g., Ireland) may have different data privacy laws and protections than the Participant’s country. The Company’s service provider may open an account for the Participant to receive Shares pursuant to the Participant’s Award. The Participant will be asked to agree to separate terms and data processing practices with the service provider, which is a condition to the Participant’s ability to participate in the Plan. The Participant understands that the Participant may request a list with the names and addresses of any potential recipients of the Data by contacting the Participant’s local human resources representative. The Participant authorizes the Company and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Participant’s participation in the Plan.

(c)           Data Retention. The Company will use Data only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan or as required to comply with legal or regulatory obligations, including under securities, exchange control, tax and employment laws. When the Company no longer needs the Participant’s Data, the Company will remove it from its systems. If the Company keeps the data longer, it would be to satisfy legal or regulatory obligations and the Company’s legal basis would be relevant laws or regulations.

(d)           Consent; Voluntariness and Consequences of Denial or Withdrawal. Where permitted by Applicable Laws, consent is a requirement for participation in the Plan. In such cases, by accepting this Restricted Stock Unit, the Participant agrees with the data processing practices as described in this Agreement and grants such consent to the processing and transfer of Data as described in this Agreement and as necessary for the purpose of administering the Plan. The Participant’s participation in the Plan and the Participant’s grant of consent is purely voluntary. The Participant may deny or withdraw the Participant’s consent at any time; provided, that if the Participant does not consent, or if the Participant withdraws the Participant’s consent, the Participant cannot participate in the Plan unless required by Applicable Law. This would not affect the Participant’s salary or other compensation or the Participant's status as a Service Provider; the Participant would merely forfeit the opportunities associated with the Plan.

(e)           Data Subject Rights. The Participant has a number of rights under data privacy laws in the Participant’s country. Depending on where the Participant is based, the Participant’s rights may include the right to (i) request access or copies of Data the Company processes, (ii) rectification of incorrect Data, (iii) deletion of Data, (iv) restrictions on processing, (v) portability of Data, (vi) to lodge complaints with the competent tax authorities in the Participant’s country and/or (vii) a list with the names and addresses of any potential recipients of Data.

(f)            GDPR Compliance. To the satisfaction and at the direction of the Company, all operations of the Plan, the RSUs and the Shares (at the time of grant and as necessary thereafter) shall include or be supported by appropriate agreements, notifications and arrangements in respect of Data and its use and processing under the Plan, in order to secure (i) the reasonable freedom of the Company or any Subsidiary, as appropriate, to operate the Plan and for connected purposes, and (ii) compliance with the data-protection requirements applicable from time to time, including, if applicable, and without limitation, Regulation EU 2016/679 of the European Parliament and of the Council of April 27, 2016.

3.20        Other Agreements. The Participant further agrees hereby that, as a condition to the grant of and/or the receipt of Shares following settlement of the RSUs, the Participant may be required to execute such other agreement, as the Administrator may determine in its sole and absolute discretion.

3.21        Language. The Participant acknowledges that the Participant is sufficiently proficient in English to understand the terms and conditions of this Agreement. Furthermore, if the Participant has received this Agreement, or any other document related to the Award and/or the Plan translated into a language other than English and if the meaning of the translated version is different from the English version, the English version will control.

3.22        Foreign Asset/Account Reporting Requirements. The Participant acknowledges that there may be certain foreign asset and/or account reporting requirements which may affect the Participant’s ability to acquire or hold Shares acquired or received under the Plan or cash received from participating in the Plan in a brokerage account outside the Participant’s country. The Participant may also be required to repatriate sale proceeds or other funds received as a result of participating in the Plan to the Participant’s country through a designated bank or broker within a certain time after receipt. It is the Participant’s responsibility to be compliant with such regulations and the Participant should speak with the Participant’s personal advisor on this matter.

3.23        Insider Trading Restrictions/Market Abuse Laws. The Participant acknowledges that the Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, which may affect the Participant’s ability to directly or indirectly, accept, acquire, sell or attempt to sell or otherwise dispose of Shares or rights to the Shares, or rights linked to the value of Shares during such times as the Participant is considered to have “inside information” regarding the Company (as defined by the laws and/or regulations in applicable jurisdictions or the Participant’s country). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders placed by the Participant before possessing the inside information. Furthermore, the Participant may be prohibited from (a) disclosing inside information to any third party, including fellow employees (other than on a “need to know” basis) and (b) “tipping” third parties or otherwise inducing them to buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Participant acknowledges that it is the Participant’s responsibility to comply with any applicable restrictions, and the Participant is advised to speak to the Participant’s personal advisor on this matter.

3.24        Waiver. The Participant acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Participant.

3.25        Appendix. Notwithstanding any provisions in this Agreement, the RSUs shall be subject to any additional terms and conditions set forth in the Appendix to this Agreement for the Participant’s country. Moreover, if the Participant relocates to one of the countries included in the Appendix, the additional terms and conditions for such country will apply to the Participant to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Agreement.

3.26        Imposition of Other Requirements. The Company reserves the right to impose other requirements on the RSUs and the Shares issuable thereunder, to the extent the Company determines it is necessary or advisable in order to comply with local laws or facilitate the administration of the Plan, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

3.27        Severability. If any portion of the Grant Notice or this Agreement or any action taken under the Grant Notice or this Agreement, in any case is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Grant Notice and/or this Agreement (as applicable), and the Grant Notice and/or this Agreement (as applicable) will be construed and enforced as if the illegal or invalid provisions had been excluded, and the illegal or invalid action will be null and void.

3.28        Electronic Delivery and Participation. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the company or a third party designated by the Company.

ARTICLE 4.

CONFIDENTIALITY

4.1          Confidentiality. Except with the express written consent of the Board, the Participant will not, either during the term of the Participant’s employment or service with the Company or anytime thereafter, directly or indirectly, use or disclose for the benefit of the Participant or any other person, firm or entity, any of the trade secrets or confidential information of the Company, whether or not said information was acquired, learned, obtained or developed by the Participant alone or in conjunction with others. For purposes of this Agreement, trade secrets shall mean that which is known only to the Company and those employees or other agents to whom it has been confided, and is by law the property of the Company, and shall include all information relating to design and manufacturing procedures, techniques, programs, business systems, processes, methods, and marketing studies. It is the intent hereof that the Participant shall not divulge or use any information which is unpublished or not otherwise readily available to the public or which is not general information in the business of the Company. In addition and notwithstanding anything to the contrary in this Agreement, pursuant to the federal U.S. Defend Trade Secrets Act of 2016, the Participant shall not be held civilly or criminally liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state or local governmental official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

EXHIBIT B

APPENDIX TO

INTERNATIONAL RESTRICTED STOCK UNIT AWARD AGREEMENT

ADDITIONAL TERMS & CONDITIONS FOR NON-U.S. PARTICIPANTS

Capitalized terms not specifically defined herein shall have the meanings specified in the Plan, Agreement and Grant Notice.

Terms and Conditions

This Appendix includes special and/or additional terms and conditions that govern the RSUs granted to the Participant under the Plan if the Participant resides and/or works in one of the countries listed below. These terms and conditions are in addition to or, if so indicated, in place of, the terms and conditions set forth in the Agreement. If the Participant is a citizen or resident of a country other than the one in which he or she is currently residing and/or working, transfers residency and/or employment to another country after the grant of the Award, or is considered resident of another country for local law purposes, the Administrator shall, in its discretion, determine to what extent the terms and conditions contained herein shall be applicable to the Participant.

Notifications

This Appendix also includes information regarding tax, securities law, exchange controls and certain other issues of which the Participant should be aware with respect to the Participant’s participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of February 2022. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Participant not rely on the information in this Appendix as the only source of information relating to the consequences of the Participant’s participation in the Plan because the information may be out of date at the time that the RSUs vest or Shares acquired under the Plan are sold.

In addition, the information contained herein is general in nature and may not apply to the Participant’s particular situation and the Company is not in a position to assure the Participant of any particular result. Accordingly, the Participant should seek appropriate professional advice as to how the relevant laws in his or her country may apply to the Participant’s situation.

Finally, if the Participant is a citizen or resident of a country other than the one in which he or she is currently residing and/or working, transfers residency and/or employment to another country after the grant of the Award, or is considered a resident of another country for local law purposes, the information contained herein may not be applicable to the Participant in the same manner.

AUSTRIA

No country-specific provisions.

BELGIUM

No country-specific provisions.

CANADA

Terms and Conditions

Form of Settlement. Notwithstanding the Company’s discretion in Section 2.6(a) of the Agreement or any discretion under the Plan, the RSUs shall be settled in Shares only. In no event shall the RSUs be settled in cash.

Termination of Service. For purposes of the RSUs, the Participant’s Termination of Service (regardless of the reason of termination and whether or not later found to be invalid or in breach of employment or other laws or rules in the jurisdiction where the Participant is providing services or the terms of the Participant’s employment or service agreement, if any) will be effective as of the date that is the earliest of:

(1) the date when the Participant's engagement as a Service Provider is terminated, or

(2) the date that the Participant receives (or gives) notice of termination,

regardless of any notice period or period of pay in lieu of such notice or related payments or damages provided or required under applicable laws in the Participant’s jurisdiction (including, but not limited to statutory law, regulatory law and/or common law).

The Participant will not be entitled to any pro-rata vesting for that portion of time before the date on which his or her right to vest terminates, nor will the Participant be entitled to any compensation for lost vesting.  Notwithstanding the foregoing, if applicable employment standards legislation explicitly requires continued entitlement to vesting during a statutory notice period, the Participant’s right to vest in the Award under the Plan, if any, will terminate effective as of the last day of the Participant’s minimum statutory notice period, but the Participant will not earn or be entitled to pro-rata vestings if the vesting date falls after the end of his or her statutory notice period, nor will the Participant be entitled to any compensation for lost vesting.

The following provisions will apply if the Participant is a resident of Quebec:

Data Privacy. This provision supplements the Data Privacy provisions in Section 3.19 of the Agreement:

The Participant hereby authorizes the Company, including the employing company or any Subsidiary and the Company’s representatives, including the broker(s) designated by the Company, to discuss with and obtain all relevant information from all personnel, professional or non-professional, involved with the administration and operation of the Plan. The Participant further authorizes the Company, employing company and/or any Subsidiary and any stock plan service provider, or such other broker(s) as designated by the Company, to disclose and discuss the Plan with their advisors. The Participant further authorizes the Company, employing company and/or any Subsidiary to record such information and to keep such information in the Participant’s employee file.

French Language Provision. The Participant hereby provides his or her consent to receive Plan information in English. Specifically, the Participant acknowledges as follows:

The parties acknowledge that it is their express wish that this Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Consentement Relatif à la Langue. Les parties reconnaissent avoir exigé la redaction en anglais de cette convention (“Agreement”), ainsi que de tous documents exécutés, avis donnés et procedures judiciaries intentées, directement ou indirectement, relativement à la présente convention.

Notifications

Securities Law Information. There may be securities law implications if the Participant sells the Shares acquired under the Plan through a broker other than a broker appointed under the Plan or if the sale does not take place through the facilities of a stock exchange outside of Canada.

DENMARK

Terms and Conditions

Danish Stock Option Act. Notwithstanding any provisions in the Agreement to the contrary, the treatment of the RSUs upon the Participant’s Termination of Service shall be governed by the Danish Act on the Use of Rights to Purchase or Subscribe for Shares etc. in Employment Relationships (the “Stock Option Act”), as in effect at the time of the Participant’s Termination of Service (as determined by the Administrator, in its discretion, in consultation with legal counsel). The Participant acknowledges having received an “Employer Information Statement” in Danish, which is being provided to comply with the Stock Option Act.

FRANCE

Terms and Conditions

Language Acknowledgement. By accepting the Agreement providing for the terms and conditions of the Participant's grant, the Participant confirms having read and understood the documents relating to this grant (the Plan and the Agreement) which were provided in English. The Participant accepts the terms of those documents accordingly.

Consentement Relatif à l'Utilisation de l'Anglais. En acceptant les droits sur des actions assujetties à des restrictions, le Participant confirme avoir lu et compris le Contrat, y compris l'Avis d'Attribution et le Plan, y compris tous leurs termes et conditions, qui ont été transmis en langue anglaise. Le Participant accepte les dispositions de ces documents en connaissance de cause.

GERMANY

No country-specific provisions.

JAPAN

No country-specific provisions.

NETHERLANDS

No country-specific provisions.

SINGAPORE

Terms and Conditions

Restriction on Sale. Shares acquired under the Plan cannot be sold or otherwise offered for sale in Singapore earlier than six months after the date of grant, unless such sale or offer is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”), or pursuant to, and in accordance with the conditions of, any other applicable provisions of the SFA.

Notifications

Securities Law Information. The grant of the RSUs is being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the SFA under which it is exempt from the prospectus and registration requirements and is not made with a view to the underlying Shares being subsequently offered for sale to any other party. The Plan has not been, and will not be, lodged or registered as a prospectus with the Monetary Authority of Singapore.

SPAIN

Terms and Conditions

Nature of Grant. The following provision supplements Section 3.18 of the Agreement:

In accepting the Award, the Participant consents to participation in the Plan and acknowledges that the Participant has received a copy of the Plan.

Further, the Participant understands that the Company has unilaterally, gratuitously and discretionally decided to offer participation in the Plan to individuals who may be Service Providers throughout the world. The decision is a limited decision that is entered into upon certain express assumptions and conditions. Consequently, the Participant understands that participation in the Plan is granted on the assumption and condition that participation in the Plan and any Shares acquired under the Plan shall not become a part of any employment contract (either with the Company or any Subsidiary or Affiliate) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. In addition, the Participant understands that this grant would not be made but for the assumptions and conditions referred to above; thus, the Participant acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any rights granted under the Plan shall be null and void.

The Participant also understands and agrees that any portion of the RSUs that is unvested will be automatically forfeited, without entitlement to any amount of indemnification, in the event of the Participant's Termination of Service for any reason, including, but not limited to, resignation, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without cause, individual or collective dismissal on objective grounds, whether adjudged or recognized to be with or without cause, material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, unilateral withdrawal by the Service Recipient and under Article 10.3 of the Royal Decree 1382/1985.

Notifications

Securities Law Information. The Participant’s participation in the Plan and any Shares issued thereunder do not qualify under Spanish regulations as securities. No “offer of securities to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory. Neither the Plan nor the Agreement has been nor will it be registered with the Comisión Nacional del Mercado de Valores, and does not constitute a public offering prospectus.

Exchange Control Information. The Participant must declare the acquisition, ownership and sale of Shares acquired under the Plan. Generally, the declaration must be made in January for Shares owned as of December 31 of the prior year on a Form D-6; however, if the value of Shares acquired or sold exceeds €1,502,530, the declaration must also be filed within one month of the acquisition or sale, as applicable.

In addition, the Participant may be required to declare electronically to the Bank of Spain any securities accounts (including brokerage accounts) held abroad, any foreign instruments (including Shares) and any transactions with non-Spanish residents (including the payment of any Shares made to the Participant by the Company) depending on the value of the transactions during the relevant year or the balances in such accounts and the value of such instruments as of December 31 of the relevant year.

Foreign Asset/Account Reporting Information. To the extent that the Participant holds assets or rights outside of Spain (e.g., Shares or cash held in a brokerage or bank account) with a value in excess of €50,000 per asset type as of December 31 (or at any time during the year in which the asset is sold), the Participant will be required to report information on such assets or rights on the Participant’s tax return (tax form 720) for such year. After such assets or rights are initially reported, the reporting obligation will apply for subsequent years only if the value of any previously-reported assets or rights increases by more than €20,000, or if the ownership of such assets or rights is transferred or relinquished during the year. The report must be completed by March 31.

SWEDEN

No country-specific provisions.

UNITED KINGDOM

Terms and Conditions

Tax Obligations. This provision supplements Section 2.6 of the Agreement:

Without limitation to Section 2.6 of the Agreement, the Participant hereby agrees that he or she is liable for all Tax Liability and hereby covenants to pay all such Tax Liability, as and when requested by the Company or the Participant's employer or by Her Majesty’s Revenue and Customs (“HMRC”) (or any other tax or relevant authority). The Participant also hereby agrees to indemnify and keep indemnified the Company and the Participant's employer against any Tax Liability that they are required to pay or withhold, or have paid or will pay, to HMRC (or any other tax or relevant authority) on the Participant’s behalf.

Notwithstanding the foregoing, if the Participant is an executive officer or director (as within the meaning of Section 13(k) of the U.S. Exchange Act, as amended from time to time), the Participant understands that the Participant may not be able to indemnify the Company or employing company for the amount of income tax not collected from or paid by the Participant, as it may be considered a loan. In the event that the Participant is an executive officer or director and income tax is not collected from the Participant within ninety (90) days after the end of the tax year in which the taxable event occurs, the amount of any uncollected income tax may constitute an additional benefit to the Participant on which additional income tax and national insurance contributions may be payable. The Participant is responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Participant's employer for the value of any NICs due on this additional benefit, which the Company or the employing company may recover from the Participant.